Exhibit 10.44

EXECUTION COPY

SEALY

BENEFIT EQUALIZATION PLAN

Original Effective Date:   December 1, 1994

Restatement Generally Effective:   December 1, 2008

i

ii

AMENDMENT AND RESTATEMENT

OF THE

SEALY BENEFIT EQUALIZATION PLAN

This Amendment and Restatement of the Sealy Benefit Equalization Plan is hereby made by SEALY CORPORATION, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Company”);

WITNESSETH:

WHEREAS, the Company previously established an unfunded deferred compensation plan known as the Sealy Benefit Equalization Plan (the “Plan”) to provide unfunded deferred compensation to a select group of management or highly compensated employees of Participating Companies; and

WHEREAS,   it is desirable to amend and restate the Plan in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make other desirable changes to the Plan; and

WHEREAS, the Board of Directors of the Company has approved adoption of such an amendment and restatement of the Plan by the Company;

NOW, THEREFORE, generally effective as of December 1, 2008, the Company hereby adopts an Amendment and Restatement to the Plan as follows:

ARTICLE I

PRELIMINARY PROVISIONS

1.1                                 Name.  The name of this Plan was and shall remain the SEALY BENEFIT EQUALIZATION PLAN.

1.2                                 Effective Date.  The Plan was established effective December 1, 1994.

1.3                                 Restatement Date.  Except as otherwise stated herein, the provisions of the amended and restated Plan shall be December 1, 2008.  Provisions required to be effective as of an earlier date shall be deemed effective as of such date.

1.4                                 Purpose.  This Plan was established and is hereby amended and restated in order to provide unfunded deferred compensation to a select group of management or highly compensated employees of Participating Companies, under certain conditions specified in the Plan.

1.5                                 Plan for a Select Group.  This Plan shall only cover employees of Participating Companies who are members of a “select group of management or highly compensated employees” as provided in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.  Notwithstanding any apparently contrary provision of this Plan, this Plan shall be interpreted and administered in such a manner, and benefits hereunder shall be so limited, that this Plan shall be deemed to constitute such a plan.

1.6                                 Not a Funded Plan.  It is the intention and purpose of the Company, other Participating Companies and Participants that this Plan shall be deemed to be “unfunded” for tax purposes as well as being such a plan as would properly be described as “unfunded” for purposes of Title I of ERISA.  Notwithstanding any apparently contrary provision, this Plan shall be interpreted and administered in such a manner that it will be so deemed and would be so described.

1.7                                 Section 409A Compliance.  It is the intention and purpose of the Company, other Participating Companies and Participants that this Plan shall be deemed at all relevant times to be in compliance with Section 409A of the Code and lawful guidance thereunder.  Notwithstanding any apparently contrary provision, this Plan shall be interpreted and administered in such manner, so that it will be so deemed.  For periods on an after the effective date of Section 409A but prior to the Restatement Date, the Plan was administered in good faith compliance with Section 409A of the Code, but without a formal compliance amendment for that period, as permitted in applicable guidance.

ARTICLE II

DEFINITIONS

The use of neuter, masculine and feminine pronouns shall each be read to include the others and the use of the singular shall be read to include the plural and vice versa.  Unless the context otherwise indicates, the following words, when initially capitalized, shall have the following meanings under this Plan:

2.1                                 Account.  The word “Account” shall mean a “Deferred Compensation Account” established pursuant to Article V hereof.

2.2                                 Adoption Date.  The words “Adoption Date” shall mean the date as of which the Company or a Subsidiary became or becomes a Participating Company under this Plan.

2.3                                 Affiliate.  The word “Affiliate” shall mean any corporation which would be defined as a member of a controlled group of corporations which includes the Company or any business organization which would be defined as a trade or business (whether or not incorporated) which is under “common control” with the Company within the meaning of Sections 414(b) and (c) of the Code but, in each case, only during the periods any such corporation or business organization would be so defined.

2.4                                 Benefit Appeals Committee.  The words “Benefit Appeals Committee” or “Committee” shall mean the Benefit Appeals Committee established pursuant to Article X of this Plan.

2.5                                 Board.  The word “Board” shall mean the Board of Directors of the Company.

2.6                                 Breach of Noncompetition Requirement.  The words “Breach of Noncompetition Requirement” shall mean the occurrence of an event in which a Participant, at any time prior to his payment in full hereunder:

(a)                                  either while he is employed by the Company or any Subsidiary or after his Termination of Employment; and

(b)                                 without the prior written permission of the Company;either directly or indirectly operates or performs any advisory or consulting services for, invests in (other than an investment in publicly traded stock of a corporation, provided that the ownership of such equity interest does not give the Participant the right to control or substantially influence the policy or operational decisions of such corporation), or otherwise becomes employed by or associated with, in any capacity, a Competitive Entity.

2.7                                 Cause.  The word “Cause” shall mean for purposes of this Plan, either:

(a)                                  the Participant’s willful violation of any written policies of the Company which violations are materially detrimental to the Company;

(b)                                 the Participant’s conviction of (or written, voluntary and freely given confession to) a felony involving moral turpitude;

(c)                                  the Participant’s conviction of (or written, voluntary and freely given confession to) a felony in connection with his employment;

(d)                                 a Participant’s theft, fraud, embezzlement, material willful destruction of property (including any operating system of the Company or any Subsidiary or material disruption of the operations of the Company or any Subsidiary;

(e)                                  a Participant’s being under the influence of illegal drugs or habitually under the influence of alcohol while on the job or on Company or any Subsidiary property;

(f)                                    a Participant’s engaging in conduct, in or out of the workplace, which has a material adverse effect on the reputation or business prospects of the Company or one of its Subsidiaries;

(g)                                 a Participant’s willfully engaging in conduct while an employee of the Company or any of its Subsidiaries which caused the Company or any of its Subsidiaries to be found, in a final judgment of a court of law, to have a material civil or criminal liability under any federal or state law;

(h)                                 a Participant’s disclosure of trade secrets, customer lists or other confidential information if the Company or any Subsidiary has taken measures designed to prevent such disclosure; or

(i)                                     a Participant’s Breach of the Noncompetition Requirement.

2.8                                 Change of Control.  For purposes of this Plan, the words “Change of Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the Restatement Date (the “Exchange Act”), whether or not the Company is then subject to such reporting requirements; provided, that, without limitation, a Change of Control shall be deemed to have occurred if:

(a)                                  any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than KKR Millennium GP LLC and affiliates (collectively, “KKR”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change of Control shall not be deemed to occur under this Subsection (a) by reason of (A) the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company, or (B) while KKR continues to beneficially own more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)                                 during any period of one (1) year there shall cease to be a majority of the Board comprised of “Continuing Directors” as hereinafter defined; or

(c)                                  the stockholders of the Company (A) approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of more than fifty percent (50%) of the Company’s assets.

For purposes of this Subsection 2.8(c), a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its Subsidiaries or the sale of stock of one or more of the Company’s Subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its Subsidiaries or any combination of methods by which more than fifty percent(50%) of the aggregate value of the Company and its Subsidiaries is sold.

(d)                                 For purposes of this Agreement, a “Change of Control” will be deemed to occur:

(i)                                     on the day on which a twenty percent (20%) or greater ownership interest described in Subsection 2.8(a) is acquired (or, if later, the day on which KKR ceases to beneficially own more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities) provided that a subsequent increase in such ownership interest after it first equals or exceeds twenty percent (20%) shall not be deemed a separate Change of Control;

(ii)                                  on the day on which “Continuing Directors,” as hereinafter defined, cease to be a majority of the Board as described in Subsection 2.8(b);

(iii)                               on the day of a merger, consolidation or sale or disposition of assets as described in Subsection  2.8(c); or

(iv)                              on the day of the approval of a plan of complete liquidation as described in Subsection 2.8(c).

(e)                                  For purposes of this Section 2.8, the word “Company” means Sealy Corporation, and, any other corporation or business organization in an unbroken chain of corporations or business organization ending with Sealy Corporation that owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of Sealy Corporation other than KKR.

(f)                                    For purposes of this Section 2.8, the words “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the Restatement Date) of one (1) year constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved.

2.9                                 Code.  The word “Code” shall mean the Internal Revenue Code of 1986, as such may be amended from time to time, and lawful guidance promulgated thereunder.  Whenever a reference is made to a specific Code Section, such reference shall be deemed to include any successor Code Section having the same or a similar purpose.

2.10                           Company.  The word “Company” shall mean Sealy Corporation, a Delaware corporation, and any successor corporation or business organization which shall assume the duties and obligations of Sealy Corporation by operation of law or otherwise under this Plan.

2.11                           Compensation.  The word “Compensation” shall mean with respect to a Participant for a Plan Year, his Profit Sharing Plan Compensation, determined without regard to the limitation of Section 401(a)(17) of the Code, which is in excess of (a) below but which is not in excess of (b) below, where:

(a)                                  is the limitation in effect for such period pursuant to Section 401(a)(17) of the Code; and

(b)                                 is the limitation that would be in effect for such period if the Two Hundred Thousand Dollar ($200,000.00) compensation limitation amount and cost of living method as set forth in Section 401(a)(17) of the Code as in effect for plan years of tax-qualified retirement plans beginning in 1993 had not been amended effective at any time thereafter (and, for avoidance of doubt, which limitation for plan years of tax-qualified retirement plans beginning in 1993 was Two Hundred Thirty-Five Thousand Eight Hundred Forty Dollars ($235,840.00)).

Therefore, it is intended that Compensation at any time for purposes of this Plan shall be that band of Profit Sharing Plan Compensation between the then applicable limit of Section 401(a)(17) and what the limit then would have been had Section 401(a)(17) of the Code not been amended as referred to Subsection 2.11(b).  The amount of a Participant’s Compensation for any Plan Year shall be determined as of the last day of such year.

2.12                           Compensation Committee.  The words “Compensation Committee” shall mean the Compensation Committee of the Board or its successor as determined by the Board.  If the Compensation Committee has no successor, the duties of the Compensation Committee shall become duties of the Board.  The Compensation Committee shall have such duties with respect to the Plan as shall be determined by the Board.

2.13                           Competitive Entity.  The words “Competitive Entity” shall mean any of the following mattress manufacturing companies in the United States or their mattress manufacturing or mattress wholesaling affiliates:  Simmons, Serta, Spring Air, Kingsdown, Select Comfort and Tempur-Pedic or any of their successors or any other mattress manufacturing company or its mattress manufacturing or mattress wholesaling affiliate which represents 10% or more of the mattress market in the United States.

Notwithstanding anything in this Section to the contrary, a company, partnership, organization, proprietorship, or other entity which purchases the stock or assets of a business unit directly from the Company or any Subsidiary shall not be deemed a Competitive Entity solely with respect to the products developed, manufactured, prepared, sold, or distributed by and the individuals employed by such business unit as of the date of such stock or asset purchase.

2.14                           Covered Employee.  The words “Covered Employee” shall mean an Employee of a Participating Company who:

(a)                                  is an “active participant” in the Profit Sharing Plan as the term “active participant” is defined in that plan;

(b)                                 receives remuneration from one or more Participating Companies at a rate which, in the aggregate for a Plan Year, would exceed the limit on Profit Sharing Plan Compensation which may be taken into account by a tax qualified retirement plan in accordance with Section 401(a)(17) of the Code;

(c)                                  is a senior management employee of a Participating Company, as determined by the Plan Administrator;

(d)                                 is a member of “a select group of management or highly compensated employees” as described in Section 1.5 of this Plan;

(e)                                  is not a nonresident alien Employee who receives no earned income (within the meaning of Code Section 911(d)(2)) from a Participant Company or any Affiliate that constitutes income from sources within the United States (within the meaning of Code Section 861(a)(3)), except to the extent expressly permitted by this Plan; and

(f)                                    is not employed in a capacity reasonably categorized by the Company, a Participating Company or an Affiliate as a Leased Person, regardless of whether his status under the Code subsequently may be determined by a court, the Internal Revenue Service or other government entity to be a Covered Employee, an Employee or otherwise.

An Employee shall become a Covered Employee as of the first day on which he satisfies all of the requirements of Subsections 2.14(a) through (f) above.  An Employee shall cease to be a Covered Employee as of the first day thereafter on which he ceases to satisfy any one of such requirements.  With respect to the requirement in Subsection 2.14(b) relating to remuneration, an Employee will be deemed to first satisfy such requirement on the first day as of which his rate of remuneration exceeds the limits referred to in Subsection 2.14(b) relating to remuneration; an

Employee will be deemed to cease to satisfy such requirement on the last day of the first Plan Year for which his remuneration is not so limited.

2.15                           Date of Hire.  The words “Date of Hire” shall mean an Employee’s Date of Hire for purposes of the Profit Sharing Plan.

2.16                           Deferred Compensation Account.  The words “Deferred Compensation Account” shall mean for each Participant the bookkeeping account maintained on his behalf to reflect hypothetical profit sharing contributions made on his behalf and all hypothetical investment earnings and losses thereon.

2.17                           Disability.  The word “Disability” shall mean (and the word “Disabled” shall relate to) a disability as determined for purposes of the Profit Sharing Plan.

2.18                           Effective Date.  The words “Effective Date” shall mean the original effective date of this Plan which is December 1, 1994.

2.19                           Employee.  The word “Employee” shall mean any common law employee or Leased Person of a Participating Company or an Affiliate.  The word “Employee” shall not include any person who renders service to a Participating Company or an Affiliate solely as a director or independent contractor.  In the event a person renders service to a Participating Company or an Affiliate as a common law employee and in another capacity as a director, an independent contractor or otherwise as a self-employed individual, he shall be considered to be an Employee hereunder only in his capacity as a common law employee.

In the event a person who was not classified by a Participating Company or an Affiliate as a common law employee is subsequently determined by a court, the Internal Revenue Service or other governmental entity to be a common law employee, such person shall only be considered to be an Employee hereunder prospectively from the date of such determination, or, if later, at the time that such person is initially treated as an Employee on the payroll records of the Participating Company or Affiliate.

2.20                           ERISA.  The acronym “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and lawful guidance promulgated thereunder.  Whenever a reference is made to a specific ERISA Section, such reference shall be deemed to include any successor ERISA Section having the same or a similar purpose.

2.21                           Leased Person.  The words “Leased Person” shall mean, on and after December 1, 1997, any individual who, pursuant to an agreement between any Participating Company or Affiliate and any leasing organization, has performed services for the Participating Company, for an Affiliate or for related persons, as determined in accordance with Code Section 414(n)(6), on a substantially full time basis for a period of at least one (1) year; provided, however, that such services are performed under the primary direction or control of the Participating Company or the Affiliate.

In the event a person who was not classified by a Participating Company or an Affiliate as a Leased Person is subsequently determined by a court, the Internal Revenue Service or other governmental entity to be a Leased Person, such person shall only be considered to be a Leased Person hereunder prospectively from the date of such determination, or, if later, at the time that such person is initially treated as a Leased Person by a Participating Company or an Affiliate.

2.22                           Normal Retirement Age.  The words “Normal Retirement Age” shall mean a Participant’s Normal Retirement Age as determined for purposes of the Profit Sharing Plan.

2.23                           Participant.  The word “Participant” shall mean a Covered Employee who becomes a Participant in this Plan pursuant to Article III hereof.  A Participant shall cease to be a Participant upon his Termination of Employment.  A Participant may be categorized as one of the following:

(a)                                  In general, a Participant will be an Active Participant;

(b)                                 If he ceases to be a Covered Employee but does not incur a Termination of Employment, he will be considered an Inactive Participant; and

(c)                                  If he has a Termination of Employment, he will be considered a former Participant.

2.24                           Participating Company.  The words “Participating Company” shall mean the Company and any Subsidiary which is a Participating Company pursuant to the provision of Article XII of this Plan.  The Participating Company as of the Restatement Date is listed in Article XII of this Plan.

2.25                           Plan.  The word “Plan” shall mean the Sealy Benefit Equalization Plan, as previously established and amended, as set forth herein, and as it later may be amended.

2.26                           Plan Administrator.  The words “Plan Administrator” shall mean Sealy, Inc., an Ohio corporation, or such successor as may be appointed by the Board.

2.27                           Plan Year.  The words “Plan Year” shall mean the twelve (12) month period commencing on December 1 and ending on the following November 30.  The Plan Year of this Plan shall correspond to the plan year of the Profit Sharing Plan.

2.28                           Profit Sharing Plan.  The words “Profit Sharing Plan” shall mean the Sealy Profit Sharing Plan.

2.29                           Profit Sharing Plan Compensation.  The words “Profit Sharing Plan Compensation” shall mean, with respect to a Participant in this Plan for a Plan Year, his “compensation” (as that word is defined in the Profit Sharing Plan) for such Plan Year, but without regard to the dollar limitations on such compensation pursuant to Section 401(a)(17) of the Code.  The amount of a Participant’s Profit Sharing Plan Compensation for any Plan Year shall be determined as of the last day of such year.

2.30                           Separation from Service.  The words “Separation from Service” shall mean a “separation from service” as defined for purposes of Section 409A of the Code for purposes of determining when a distribution may be made under the terms of a non-qualified deferred compensation plan such as this Plan.  In general, a Separation from Service for purposes of this Plan occurs when there is a good faith severance of the employment relationship between the Company and its Affiliates and an Employee due to the Employee’s death, retirement or other “termination of employment” (as that term is defined for purposes of identifying a Separation from Service for purposes of Section 409A).  Specifically, the following shall apply:

(a)                                  An Employee will not be deemed to have a Separation from Service while on military leave, sick leave, or other bona fide (i.e., where there is a reasonable expectation that the Employee will return) leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Employee retains a right to reemployment with the Company or an Affiliate by law or contract.  If the leave exceeds six (6) months and the Employee does not retain such a reemployment right, the Separation from Service occurs on the first day following such six (6) months.  However, where the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, twenty-nine (29) months will be substituted for six (6) months for purposes of this Subsection;

(b)                                 An Employee will not be considered to have a Separation from Service merely due to transfer between Employee and independent contractor status (including status as a director of the Company);

(c)                                  Whether a “termination of employment,” as defined for purposes of the definition of Separation from Service under Section 409A of the Code, has occurred is determined based on whether the facts and circumstances indicate that the applicable Participating Company or Affiliate and the Employee reasonably anticipated that:

(i)                                     no further services would be performed after a certain date; or

(ii)                                  that the level of bona fide services the Employee would perform after such date (whether as an Employee or independent contractor,

including as a director) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

This Plan contains definitions of both the words “Termination of Employment” and the words “Separation from Service.”  The definition of Termination of Employment is the same as the definition in the Profit Sharing Plan with the intent of providing, to the extent possible, parallel treatment of individuals who participate in both plans.  The term Separation from Service is contained in this Plan, but not the Profit Sharing Plan, because a Termination of Employment which results in a distribution event under the Profit Sharing Plan may not constitute a Separation from Service which is permitted to result in a distribution from this Plan pursuant to the restrictions of Section 409A of the Code.  For example, if an Employee were to retire from the Company and thereby incur a Termination of Employment but become an independent contractor of the Company:

(x)                                   the individual may be eligible for a distribution from the Profit Sharing Plan (under the rules in effect as of the Restatement Date); but

(y)                                 the individual may not be eligible for a distribution from this Plan depending on the level of services the Participant is expected to perform as an independent contractor.

2.31                           Subsidiary.  The word “Subsidiary” shall mean any corporation in which the Company owns, directly or indirectly, stock possessing at least eighty percent (80%) or more of the total combined voting power of all classes of stock entitled to vote or at least eighty percent (80%) of the total value of shares of all classes of stock of such corporation, as determined pursuant to Section 1563(a)(1) of the Code, but only during the period any such corporation would be so defined.

2.32                           Termination of Employment.  The words “Termination of Employment” shall mean for any Employee the occurrence of a termination of employment as defined in the Profit Sharing Plan.

See the definition of the words “Separation from Service.”

2.33                           Vested Interest.  The words “Vested Interest” shall mean with respect to any Participant (a) minus (b), where:

(a)                                  equals the sum of:

(i)                                     his Deferred Compensation Account multiplied by his Vested Percentage; plus

(ii)                                  any distributions made to the Participant from his Deferred Compensation Account since his earliest Date of Hire which has not been followed by five (5) consecutive One (1) Year Breaks-In-Service, multiplied by his Vested Percentage; and

(b)                                 equals the amount of any distributions made to the Participant from his Deferred Compensation Account since his earliest Date of Hire which has not been followed by five (5) consecutive One (1) Year Breaks-In-Service.

2.34                           Vested Percentage.  The words “Vested Percentage” shall mean for any Participant a percentage determined on the basis of his number of years of Vesting Service in accordance with the following table and shall be the same as his Vested Percentage under the Profit Sharing Plan except as otherwise provided in this Section:

Years of Vesting Service	Vested Percentage

Less than 2 years	0%
2 but less than 3 years	20%
3 but less than 4 years	40%
4 but less than 5 years	60%
5 but less than 6 years	80%
6 or more years	100%

Notwithstanding the foregoing provisions of this Section 2.34, the Vested Percentage of a Participant shall be zero percent (0%) in each of the following circumstances:

(a)                                  if his employment is terminated for Cause;

(b)                                 if he engages in a Breach of the Noncompetition Requirement; or

(c)                                  until the last day of the first Plan Year following the Plan Year in which the Participant’s Account first is allocated a hypothetical contribution under this Plan (which for this purpose of determining the Participant’s Vested Percentage will be considered the date the limited contribution to the Profit Sharing Plan actually is made); and

shall be one hundred percent (100%) if (subject to Subsection (c) above), the Participant dies, becomes Disabled or attains his Normal Retirement Age before he incurs a Termination of Employment.

2.35                           Vesting Service.  The words “Vesting Service” shall mean for any Employee his vesting service as determined under the Profit Sharing Plan.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1                                 Eligibility.  Each Employee who is or becomes a Covered Employee shall be eligible to become a Participant under this Plan.

3.2                                 Participation.  A Covered Employee who was a Participant on the Restatement Date shall continue to be a Participant.  On and after the Restatement Date, an Employee who satisfies the eligibility requirements of Section 3.1 hereof shall commence participation for the first Plan Year for which his Account receives the allocation of a hypothetical contribution which generally shall be as of the later to occur of:

(a)                                  the first day of the first Plan Year coincident with or next following the date as of which he becomes a participant in the Profit Sharing Plan; or

(b)                                 the first day of the first Plan Year in which his rate of Profit Sharing Plan Compensation is projected to exceed the limits of Section 401(a)(17) of the Code.

3.3                                 Cessation of Participation.  A Participant shall cease to be a Participant and shall become a former Participant, as of his Termination of Employment.

3.4                                 Inactive Participants.  If a Participant ceases to be a Covered Employee (because he ceases to be a member of a select group of management or highly compensated employees or for any other reason), but remains an Employee, he shall cease to be an Active Participant and shall become an Inactive Participant.

3.5                                 Rehired Covered Employee.  In the event that a Participating Company or an Affiliate shall reemploy a former Participant, he shall be eligible to become a Participant in the Plan as if he were a new Employee, subject to the restrictions of Section 409A of the Code.

ARTICLE IV

PROFIT SHARING CONTRIBUTIONS

4.1                                 Active Participants.  If a Participating Company makes a discretionary profit sharing contribution to the Profit Sharing Plan for a plan year of the Profit Sharing Plan which corresponds to a Plan Year of this Plan, and:

(a)                                  if an Active Participant in this Plan is also a participant in such Profit Sharing Plan for such plan year; and

(b)                                 if such Active Participant’s account under the Profit Sharing Plan is entitled to share in the allocation of such contribution; and

(c)                                  if the allocation to such Active Participant’s account under the Profit Sharing Plan is limited due to the limitation on remuneration which may be taken into account for purposes of tax qualified retirement plans under Section 401(a)(17) of the Code; then a hypothetical amount shall be allocated to such Active Participant’s Account hereunder for the corresponding Plan Year under this Plan.  The amount so allocated to the Participant’s Account under this Plan shall be the same percentage of such Active Participant’s Compensation for the Plan Year under this Plan as his allocation under the Profit Sharing Plan is a percentage of his

Profit Sharing Compensation (as limited pursuant to Section 401(a)(17) of the Code) for the corresponding plan year of the Profit Sharing Plan.

4.2                                 Inactive and Former Participants.  A Participant shall not be entitled to have any hypothetical contribution allocated to his Account under this Plan for any period during which he is an Inactive Participant or a former Participant.  However, this rule shall not prohibit (for example) the Account of a former Participant who incurs a Termination of Employment from receiving an allocation under this Plan for his period of active participation during such year of termination if the requirements of Section 4.1 are satisfied.

ARTICLE V

ACCOUNTS

5.1                                 Establishment of Accounts.  The Plan Administrator shall establish a Deferred Compensation Account in its books and records in the name of each Participant in this Plan.  All hypothetical amounts credited to the Account of any Active Participant, Inactive Participant or former Participant shall constitute a general, unsecured liability of the Participating Companies to such person.

5.2                                 Allocation of Contributions.  Hypothetical amounts contributed on behalf of a Participant pursuant to Section 4.1 hereof shall be allocated to such Participant’s Account.

5.3                                 Crediting of Earnings.  The Plan Administrator shall credit the Account of each Active Participant, each Inactive Participant and each former Participant who has not yet been paid his Account balance hereunder, with hypothetical earnings and losses for the Plan Year or other appropriate period equal to the return on the investment in the Participant’s accounts under the Profit Sharing Plan for such corresponding Plan Year or other period.  In determining such return and applying it to the Plan, the Plan Administrator may use rules of administrative convenience provided that the rate of return credited to the Participant’s Account under the Plan is roughly equal to his rate of return under the Profit Sharing Plan.  For purposes of crediting earnings and losses with respect to a hypothetical contribution under this Plan, such contribution shall be deemed credited to such Active Participant’s Account under this Plan as of the date the actual contribution is allocated to his account under the Profit Sharing Plan.  If the Participant has no amount in the Profit Sharing Plan for a period (e.g. if his Profit Sharing Plan accounts are distributed before he receives his distribution under this Plan), his hypothetical investment return under this Plan for such period will be based on the return of the Profit Sharing Plan fund most protective of principal for that period.

ARTICLE VI

PAYMENTS AND BENEFITS

6.1                                 Plan Distributions.  Plan distributions shall be subject to the provisions of this Section 6.1 as follows:

(a)                                  Subject to the provisions of Subsection 6.1(b) hereof:

(i)                                     A Participant who retires or otherwise incurs a Separation from Service on or after his Normal Retirement Date shall be entitled to receive a distribution of his Account balance;

(ii)           A Participant who incurs a Separation from Service due to his Disability shall be entitled to receive a distribution of his Account balance;

(iii)          The beneficiary of a Participant who incurs a Separation from Service due to his death shall be entitled to receive a distribution of the deceased Participant’s Account balance; and

(iv)                              A Participant who incurs a Separation from Service prior to attainment of his Normal Retirement Age shall be entitled to receive a distribution of his Vested Interest.

(b)                                 The provisions of Subsection 6.1(a) shall be subject to the following provisions of this Subsection 6.1(b):

(i)                                     A Participant who receives a distribution of his Vested Interest, which Vested Interest is less than One Hundred Percent (100%), shall forfeit the remainder of his Account balance at the time of distribution; and

(ii)           A Participant who either incurs a Separation from Service for Cause or who engages in a Breach of the Noncompetition Requirement prior to distribution of his Account balance or Vested Interest, as applicable, shall forfeit his Account balance.

(c)                                  Forfeitures shall be dealt with as provided in Section 6.2.

(d)                                 Distribution shall be made at the time and in the manner described in Sections 6.3 and 6.4, respectively.

6.2                                 Forfeitures.  A Participant’s Account shall be debited by the amount of any forfeiture.  Forfeitures shall not be allocated to the Accounts of other Participants.

6.3                                 Time of Distribution.  Distributions pursuant to Section 6.1 shall be made at such time as the Plan Administrator, in its sole discretion, shall determine, but not earlier than, nor more than ninety (90) days later than, the applicable date set forth below:

(a)                                  If the distribution is due to any reason other than the Participant’s death, the applicable date is the date which is the earlier of:

(i)                                     the day which is six (6) months and one (1) day following the date of the Participant’s Separation from Service; or

(ii)           the date which is thirty (30) days following the date of the Participant’s death if such date is later than the date of such Participant’s Separation from Service but earlier than the day which is six (6) months and one (1) day following the date of such Separation from Service; or

(b)                                 If the distribution is due to the Participant’s death, the applicable date is the date which is thirty (30) days following the date of the Participant’s death.

6.4                                 Form of Distribution.  Subject to such rules, procedures, limits and restrictions as the Plan Administrator may establish from time to time, a Participant or a beneficiary of a deceased

Participant shall receive any distribution resulting from the Participant’s Separation from Service or death, as applicable, in the form of a single sum payment, subject to appropriate withholding.

6.5                                 No Suspension of Benefits.  As of the Restatement Date, it appears that Section 409A of the Code does not permit a “suspension of benefits” on rehire.  Therefore, unless otherwise required by Section 409A, if a Participant has a bona fide Separation from Service, the distribution resulting from such Separation from Service shall not be suspended merely because the Participant is rehired before the distribution is made.

6.6                                 Specified Employee Payment Delay.  It is intended that all distributions under this Plan, regardless of whether the recipient is a “Specified Employee” as described in Section 409A or the Company’s Specified Employee Policy, will be delayed as required for Specified Employees pursuant to Section 6.3 hereof or as otherwise required to comply with Section 409A of the Code and the Company’s Specified Employee Policy.

ARTICLE VII

BENEFICIARIES

7.1                                 Beneficiary Designation.  Subject to rules and procedures promulgated by the Plan Administrator, a Participant or former Participant may sign a document designating a beneficiary or beneficiaries to receive any amounts payable under this Plan due to his death.  In the event that a Participant or former Participant fails to designate a beneficiary in accordance with the provisions of this Section 7.1, his beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of the Participant or former Participant:

(a)                                  his spouse at the time of his death;

(b)                                 his issue per stirpes; and

(c)                                  the executor or administrator of his estate.

ARTICLE VIII

RIGHTS OF PARTICIPANTS

8.1                                 Creditor Status of Participants.  The hypothetical profit sharing contributions made on behalf of a Participant hereunder shall be merely unfunded, unsecured promises of, and joint and several obligations of, the Participating Companies to make benefit payments in the future and shall be liabilities solely against the general assets of the Participating Companies.  The Company and the other Participating Companies shall not be required to segregate, set aside or escrow actual amounts to reflect the hypothetical profit sharing contributions nor any hypothetical earnings credited thereon.  With respect to the hypothetical amounts credited to any Accounts hereunder and any benefits payable hereunder, a Participant and his beneficiary shall have the status of general unsecured creditors of the Participating Companies, and may look only to the Participating Companies and their general assets for payment of any such amounts credited to a Participant’s Account.

The liability of a Participating Company with respect to Participants other than its own Employees and former Employees shall be limited to the extent necessary to prevent this Plan from being considered other than unfunded as described in Section 1.6 of this Plan or from otherwise adversely affecting the status of this Plan as described in Article I hereof.  Without limiting the generality of the foregoing, as of the Restatement Date, it appears that the liability for amounts accrued with respect to Employees of another Participating Company would extend to hypothetical contributions but not earnings and only for hypothetical contributions accrued while the Participating Company was an Affiliate of the Participating Company by which the Participant was employed and only while it remains an Affiliate.

ARTICLE IX

NON-ALIENATION

9.1                                 Non-Alienation.  No benefits or hypothetical amounts credited to Accounts under this Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits as are herein provided for her or him.  Notwithstanding the foregoing provisions of this Section to the contrary, the Plan Administrator shall comply with a qualified domestic relations order to the extent permitted under Section 409A of the Code.  In furtherance thereof, the Plan Administrator shall establish a procedure with respect to such orders.

ARTICLE X

ADMINISTRATION

10.1                           Appointment of Plan Administrator.  The Board of Directors of the Company shall appoint the Plan Administrator which shall be any person(s), corporation or partnership, (including the Company itself) as said Board of Directors shall deem desirable in its sole discretion.  The Plan Administrator may be removed or resign upon thirty (30) days’ written notice or such lesser period of notice as is mutually agreeable.  Unless the Board of Directors appoints another Plan Administrator, Sealy, Inc. shall be the Plan Administrator.

10.2                           Powers and Duties of the Plan Administrator.  Except as expressly otherwise set forth herein, the Plan Administrator shall have the authority and responsibility granted or imposed on an “administrator” by ERISA.  The Plan Administrator shall determine any and all questions of fact, resolve all questions of interpretation of this Plan which may arise under any of the provisions of this Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of this Plan which it is herein given or for which no contrary provision is made.  The Plan Administrator shall have full power and discretion to interpret this Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant or other applicant, in accordance with the provisions of this Plan.  Subject to the provisions of any claims procedure hereunder, the Plan Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Plan Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of this Plan.  All determinations of the Plan Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants and beneficiaries in similar circumstances.  The Plan Administrator, from time to time, may designate one or more persons or agents to carry out any or all of its duties hereunder.

10.3                           Engagement of Advisors.  The Plan Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Plan Administrator or Committee has under this Plan.  Such persons may also be advisors to any Participating Company.

10.4                           Payment of Costs and Expenses.  The costs and expenses incurred in the administration of this Plan shall be paid by one or more of the Participating Companies, as determined by the Company.  Such costs and expenses include those incident to the performance of the responsibilities of the Plan Administrator or Committee, including but not limited to, claims administration fees and costs, fees of accountants, legal counsel and other specialists, bonding expenses, and other costs of administering this Plan.  Notwithstanding the foregoing, in no event will any person serving in the capacity of Plan Administrator, or Committee member who is a full-time employee of a Participating Company be entitled to any compensation for such services.

10.5                           Claims Procedure.  The Plan Administrator shall establish and maintain a claims procedure under the Plan and shall establish and appoint the members of a Benefit Appeals Committee with appropriate powers in connection therewith.

10.6                           Limitation of Liability.  Except as otherwise provided in ERISA, the Plan Administrator and the Committee, and their respective officers, employees and members, and directors, officers and employees of the Company, the Participating Subsidiaries and Affiliates, shall incur no personal liability of any nature whatsoever in connection with any act done or omitted to be done in the administration of this Plan. No person shall be liable for the act of any other person.

ARTICLE XI

AMENDMENT AND TERMINATION

11.1                           Power to Amend or Terminate.  Except as otherwise provided in this Section following a Change of Control, this Plan may be amended by the Company at any time, or from time to time, including an amendment to cease contributions hereunder, and (except as otherwise provided in Section 11.2 hereof) may be terminated by the Company at any time, but no such amendment, modification or termination shall reduce a Participant’s Vested Interest, determined as of the date of such amendment, modification or termination.  Such amendment, modification or termination shall be in writing, executed by one or more officers of the Company who are authorized to do so.  This Plan may not be amended (but except as otherwise provided in Section 11.2 hereof may be terminated) during the two (2) year period following a Change of Control except that amendments may be made as required by law.

11.2                           Restrictions on Plan Termination.  If this Plan is terminated then, on and after the effective date of such termination, all deferrals hereunder shall cease.  Thereafter, all amounts then credited to each Participant’s Accounts shall become fully vested.  Distributions as a result of such plan termination, which shall be in the form of a single sum payment, shall be made only in compliance with the requirements of Section 409A of the Code concerning plan terminations and liquidations (or any successor provision governing permitted distributions upon a plan termination and liquidation).  For illustrative purposes only, the general conditions under which distributions upon plan terminations and liquidations are permitted under such Section 409A are described as follows:

(a)                                  within 12 months of certain corporate dissolutions or with the approval of the bankruptcy court;

(b)                                 in connection with a change in control event (as defined pursuant to Section 409A of the Code); or

(c)                                  if the Participant’s employer terminates all nonqualified deferred compensation plans that would be aggregated, under Section 409A of the Code, with any terminated plan or agreement for at least three (3) years, and Plan termination distributions are made after twelve (12) months, but within twenty-four (24) months, of Plan termination.

11.3                           No Liability for Plan Amendment or Termination.  Neither the Company, nor any other Participating Company, nor any officer, Employee or director thereof shall have any liability because this Plan is amended or terminated.  Without limiting the generality of the foregoing, none of the foregoing shall have any liability due to the Company discontinuing hypothetical contributions under this Plan or terminating this Plan notwithstanding the fact that a Participant may have expected to have benefited from future hypothetical contributions or earnings hereunder had this Plan remained in effect without such discontinuance of hypothetical contributions or such termination.

ARTICLE XII

PARTICIPATING COMPANIES

12.1                           Initial Participating Company.  The initial Participating Company and its Adoption Date is as follows:

Participating Company	Adoption Date

Sealy, Inc.	December 1, 1994

12.2                           Designation of Participating Companies.  A Subsidiary of the Company will become a Participating Company under this Plan as of the date an Employee of that Subsidiary becomes a Covered Employee.  Such a Subsidiary’s status as a Participating Company may be reflected by an amendment to Section 12.1 hereof which specifies the name of the Subsidiary and its Adoption Date, but such an amendment shall not be required in order for the Subsidiary to be a Participating Company.  Any such amendment need only be executed by the Company.

12.3                           Adoption of Supplements.  The Company may determine that special provisions shall be applicable to some or all of the Employees of a Participating Company, either in addition to or in lieu of the provisions of this Plan, or may determine that certain Employees otherwise eligible to participate in this Plan shall not be eligible to participate in this Plan.  In such event, the Company shall adopt a Supplement with respect to the Participating Company which employs such individuals which Supplement shall specify the Employees of the Participating Company covered thereby and the special provisions applicable to such Employees.  Any Supplement shall be deemed to be a part of this Plan solely with respect to the Employees specified therein.

12.4                           Amendment of Supplements.  The Company, from time to time, may amend, modify or terminate any Supplement; provided, however, that no such action shall operate so as to deprive any Employee who was covered by such Supplement of his Vested Interest as of the date of such amendment or termination.  Any such amendment or termination shall be subject to the Plan’s general rules with respect to amendment or termination of the Plan.

12.5                           Termination of Participation of Participating Company.  The Company may terminate the status of a Subsidiary as a Participating Company at any time by administrative action or such status may be terminated by events, as when a Participating Company ceases to be a Subsidiary.  Distribution of the Accounts of Participants employed by said Participating Company shall continue to be subject to the provisions of this Plan unless special provision, permitted by law, shall be made therefor.

12.6                           Delegation of Authority.  The Company is hereby fully empowered to act on behalf of itself and the other Participating Companies as it may deem appropriate in maintaining the Plan.  Without limiting the generality of the foregoing, such actions include obtaining and retaining the status of the Plan as described in Article I of the Plan and appointing attorneys-in-fact in pursuit thereof.  Furthermore, the adoption by the Company of any amendment to the Plan or the termination thereof, will constitute and represent, without any further action on the part of any Participating Company, the approval, adoption, ratification or confirmation by each Participating Company of any such amendment or termination.  In addition, the appointment of or removal by the Company of any member of the Benefit Appeals Committee, any Plan Administrator or other person under the Plan shall constitute and represent, without any further action on the part of any Participating Company, the appointment or removal by each Participating Company of such person.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1                           Tax Withholding.  The Company or any other Participating Company may withhold from a Participant’s Compensation or any payment made by it under this Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

13.2                           Incapacity.  If the Plan Administrator determines that any Participant or beneficiary entitled to payments under this Plan is incompetent by reason of physical or mental incapacity disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Plan Administrator may order the payments becoming due to such person to be made to another person for his benefit, without responsibility on the part of the Plan Administrator to follow the application of amounts so paid.  Payments made pursuant to this Section 13.2 shall completely discharge the Plan Administrator, the Company and the other Participating Companies and the Benefit Appeals Committee with respect to such payments.

13.3                           Administrative Forms.  All applications, elections and designations in connection with this Plan made by a Participant or beneficiary shall become effective only when received by the Plan Administrator in a form acceptable to the Plan Administrator.

13.4                           Independence of Plan.  Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other benefit agreement or plan of a Participating Company or any rights that may exist from time to time thereunder.

13.5                           No Employment Rights Created.  This Plan shall not be deemed to constitute a contract of employment between the Company or any other Participating Company and any Participant, nor confer upon any Participant the right to be retained in the service of the Company or any other Participating Company for any period of time, nor shall any provision hereof restrict the right of the Company or any other Participating Company to discharge or otherwise deal with any Participant.

13.6                           Responsibility for Legal Effect.  Neither the Company, nor any other Participating Company, nor the Plan Administrator or the Benefit Appeals Committee, nor any officer, member, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.  Without limiting the generality of the foregoing, no Participating Company shall have any liability for the tax liability which a Participant may incur resulting from participation in this Plan or the accrual or payment of benefits hereunder.

13.7                           Successors.  The terms and conditions of this Plan shall inure to the benefit of and bind the Company, the other Participating Companies, and their respective successors and assigns, and the Participants, their beneficiaries, and the personal representatives of the Participants and their beneficiaries.

13.8                           Controlling Law.  This Plan shall be construed in accordance with the laws of the State of Delaware to the extent not preempted by laws of the United States.

13.9                           Headings and Titles.  The Section headings and titles of Articles used in this Plan are for convenience of reference only and shall not be considered in construing this Plan.

13.10                     General Rules of Construction.  The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require.  The singular number shall include the plural, and vice versa, as the context shall require.  The present tense of a verb shall include the past and future tenses, and vice versa, as the context may require.

13.11                     Execution in Counterparts.  This Plan may be executed in any number of counterparts each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

13.12                     Severability.  In the event that any provision or term of this Plan, or any agreement or instrument required by the Plan Administrator hereunder, is determined by a judicial, quasi-judicial or administrative body of competent jurisdiction to be void or not enforceable for any reason, all other provisions or terms of this Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of this Plan, or such agreement or instrument except as to the extent the Plan

Administrator determines such result would have been contrary to the intent of the Company in establishing and maintaining this Plan.

13.13                     Indemnification.  The Company and its Affiliates shall jointly and severally indemnify, defend, and hold harmless any officer, Employee or director of the Company or an Affiliate (hereinafter an “Indemnified Individual”), for all acts taken or omitted in carrying out the responsibilities of the Company, Participating Company, Affiliate, Plan Administrator, Board, Compensation Committee or Benefit Appeals Committee under the terms of this Plan or other responsibilities imposed upon such Indemnified Individual by ERISA.  This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed on such Indemnified Individual under ERISA Section 502(i), nor shall it provide indemnification for any liability imposed upon such Indemnified Individual for his embezzlement or diversion of Plan funds for the benefit of such Indemnified Individual.  The Company and all Affiliates shall jointly and severally indemnify any such Indemnified Individual for expenses of defending a claim brought by a Participant, beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense and shall advance funds as necessary for such defense on a timely basis.  The Company and all Affiliates shall also reimburse promptly or advance funds to any such Indemnified Individual for any monetary payment or obligation to pay of such Indemnified Individual arising from a successful claim against such Indemnified Individual in any court or arbitration.  In addition, if a claim is settled (whether or not in connection with a formal legal action or arbitration) with the concurrence of the Company, the Company and all Affiliates shall jointly and severally indemnify any such Indemnified Individual for any monetary liability under any such settlement, and the expenses thereof.  Such indemnification will not be provided to any person who is not, at the time of the events for which indemnity is sought, a present or former officer, Employee or director of the Company or an Affiliate, nor shall it be provided for any claim by the Company or an Affiliate against any such Indemnified Individual.

IN WITNESS WHEREOF, SEALY CORPORATION, the Company, by its appropriate officers duly authorized, has caused this Amendment and Restatement to be executed as of the 18th day of December, 2008.

SEALY CORPORATION

(“Company”)

By	/s/ Kenneth L Walker

And	/s/ Lawrence J. Rogers